Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts: Liz Sharp, VP Investor Relations Smith & Wesson Holding Corp. (413) 747-3304 lsharp@smith-wesson.com
Smith & Wesson Holding Corporation Reports
Third Quarter Fiscal 2011 Financial Results
•	Q3 Firearm Sales +6.0% and Q3 Pistol Sales +47.9% Year-Over-Year

•	Firearm Backlog Grows to $73.8M in Q3 More Than Doubling Sequentially

•	Universal Safety Response to Be Re-Branded Smith & Wesson Security Solutions

•	Convertible Notes Exchanged for Long-Term Debt
SPRINGFIELD, Mass., March 10, 2011 — Smith & Wesson Holding Corporation (NASDAQ Global Select: SWHC), a leader in the business of safety, security, protection, and sport, today announced financial results for the third fiscal quarter ended January 31, 2011.
Michael F. Golden, Smith & Wesson Holding Corporation President and Chief Executive Officer, said, “Total company results in the third quarter were mixed. In our firearm division, the largest component of our business, sales came in within our expectations for the quarter. We believe that increased firearm backlog levels reflect positive customer reaction to our new products, such as the BODYGUARD® and Governor™ firearms, and our recent price repositioning. During the quarter we began the consolidation of the Thompson/Center Arms hunting rifle operations into our Springfield, Massachusetts factory and secured tax incentives that should shorten the cash payback period of the move. Our perimeter security division, however, experienced lower than anticipated sales as that division continued to be impacted by lower corporate spending and governmental budgetary constraints. In response, we are taking a noncash impairment charge related to the goodwill and intangible assets of this business and are embarking on a series of right-sizing measures. We are also conducting a strategic rebranding of the perimeter security business in order to better leverage our globally recognized Smith & Wesson name and reputation as a leader in security and protection.”
Third Quarter Financial Highlights
•
Total company net sales were $89.3 million versus $91.0 million in the year-ago quarter. These results reflected a 6.0% increase in firearm sales and a 37.8% decrease in perimeter security sales compared with the year-ago quarter.

•
Gross profit margin of 24.1% compared with 30.0% in the year-ago quarter and included reduced volumes in perimeter security sales, planned firearm manufacturing consolidation costs relating to Thompson/Center Arms, and a short-term impact in firearms related to increased distributor incentives and strategic price-repositioning initiatives. The impact on gross margin as a result of the consolidation was a 1.1 percentage point reduction.

•
The company determined that the goodwill and certain long-lived intangible assets related to its acquisition of Universal Safety Response, Inc. (“USR”) were impaired because of changing market conditions. Therefore, the company recorded a noncash impairment charge of $51.0 million in its perimeter security division relating to intangibles and goodwill associated with the acquisition.

•
Operating expense (excluding the noncash impairment) of $26.1 million, or 29.3% of sales, compared with operating expense of $23.1 million, or 25.4% of sales, in the third quarter of last year. A significant portion of the increased operating expenses related to legal costs associated with the previously announced DOJ and SEC investigations as well as increased overhead costs in perimeter security.

•
Net loss of $52.8 million, or $0.88 per diluted share, including the negative impact of the aforementioned $51.0 million non-cash impairment charge, or $0.80 per diluted share, versus net income of $3.1 million, or $0.05 per diluted share in the comparable quarter last year. The net loss also included the negative impact of the Thompson/Center Arms consolidation.

•	Non-GAAP Adjusted EBITDAS totaled $2.5 million compared with $9.1 million for the comparable quarter last year.

•
The company had $32.6 million of cash at the end of the quarter and no borrowings under its $120.0 million credit facility. In addition, in the quarter $23.2 million of convertible notes, which could be put to the company for repurchase in 2011, were exchanged for unsecured senior notes due in 2016. An additional $26.8 million of convertible notes have been exchanged for unsecured senior notes since the end of the quarter.

Firearm Division
Net sales for the third quarter of fiscal 2011 were $79.2 million, a 6.0% increase over the third quarter last year. This result was led by pistol sales growth of 47.9%. Gross profit of $19.4 million, or 24.5% of sales, was lower than gross profit of $22.8 million, or 30.5% of sales, for the comparable quarter last year.
Market demand for the company’s new firearm products appeared to be strong in the quarter. As a result of consumer trends toward small firearms, the company’s product mix shifted to firearms with lower unit prices, resulting in daily production volume that approached record levels near quarter end. Firearm backlog levels at the end of the third quarter grew to $73.8 million from $32.4 million at the end of the sequential second quarter of fiscal 2011.
Innovative new products remain a critical component of the company’s firearm division growth strategy of meeting evolving customer demand and preferences. In line with this strategy and the trend toward personal protection and concealed carry firearms, production capacity for BODYGUARD pistols continued to expand. The Governor revolver, which is designed for home defense and allows the use of either shotgun shells or centerfire cartridges, generated substantial backlog in the third quarter and is scheduled to commence production in the fourth fiscal quarter. The M&P15 “Sport,” an opening retail price point tactical rifle, also generated notable backlog and is scheduled to begin shipping in the fourth fiscal quarter. These new products were extremely well received at the 2011 Shooting, Hunting and Outdoor Trade (SHOT) show in January.

The consolidation of the Thompson/Center Arms operations into the company’s Springfield, Massachusetts facility commenced as planned in January. The company was awarded state and municipal tax incentives that will help offset the costs of consolidation.
Perimeter Security Division
Net sales for the third quarter of fiscal 2011 were $10.1 million compared with net sales of $16.2 million for the third quarter last year. Gross profit for the third quarter of $2.2 million, or 21.3% of sales, was lower than gross profit of $4.5 million, or 27.7% of sales, for the comparable quarter last year. Backlog was $19.0 million at the end of the third quarter, approximately $7.0 million lower than backlog at the end of the sequential second quarter of fiscal 2011.
Third quarter results reflected the ongoing impact of extended sales cycles, competitive pricing pressure, and reduced funding in the division’s government and corporate sales channels. Cost reduction activities commenced in the quarter and focused on driving a lean infrastructure capable of supporting sales growth and new product development in the current challenging environment. During the fourth quarter, the perimeter security division, currently known as Universal Safety Response, will be rebranded Smith & Wesson Security Solutions in order to leverage the globally recognized Smith & Wesson brand name.
Business Outlook
The company currently anticipates total sales for full year fiscal 2011 of between $389.0 million and $393.0 million. Full year firearm division sales are anticipated to be between $339.0 million and $341.0 million, with the perimeter security division contributing $50.0 million to $52.0 million. The company expects total gross profit margin for full fiscal 2011 to be between 28.0% and 29.0%, which takes into consideration an approximate one half percentage point reduction in gross margin because of the impact of the Thompson/Center Arms consolidation. The company expects fiscal 2011 operating expenses to be approximately 26.0% of sales, excluding the impairment charges taken in the second and third quarters.
The company expects total sales for the fourth quarter of fiscal 2011 to be between $108.0 million and $112.0 million. Firearm division sales are anticipated to be between $98.0 million and $100.0 million, with the perimeter security division contributing the balance. Total company gross profit margin is anticipated to be between 28.0% and 29.0%, which takes into consideration an approximate one percentage point reduction in gross margin because of the impact of the Thompson/Center Arms consolidation. Total company operating expense is expected to be between 23.0% and 24.0% of sales, reflecting legal and consulting expenses related to ongoing DOJ and SEC matters, and including severance and other costs relating to the Thompson/Center Arms consolidation.

Jeffrey D. Buchanan, Executive Vice President and Chief Financial Officer, said, “We successfully exchanged $50.0 million of our convertible notes with a put date in December 2011 for unsecured senior term notes with a maturity date in January 2016. This transaction eliminated the potential need to fund $50.0 million of the possible put in December 2011 with cash. The exchange transaction is now complete, and we have ample liquidity, through cash and our available credit facility, to address the remaining $30.0 million of convertible notes that may be put to the company in December 2011.”
Conference Call and Webcast
The company will host a conference call and webcast today, March 10, 2011, to discuss its third quarter fiscal 2011 financial and operational results. Speakers on the conference call will include Michael Golden, President and CEO; Jeffrey Buchanan, Executive Vice President and CFO; James Debney, President of the firearm division; and Barry Willingham, President of the perimeter security division. The conference call may include forward-looking statements. The conference call and webcast will begin at 5:00 pm Eastern Time (2:00 pm Pacific Time). Those interested in listening to the call via telephone may call directly at 617-597-5330 and reference conference code 91083958. No RSVP is necessary. The conference call audio webcast can also be accessed live and for replay on the company’s website at www.smith-wesson.com, under the Investor Relations section. The company will maintain an audio replay of this conference call on its website for a period of time after the call. No other audio replay will be available.
Change in Accounting Estimates at the Perimeter Security Division
As stated in the company’s Form 10-K for fiscal year 2010, the quarterly financial results for the perimeter security division reflect changes to its accounting estimates related to the recognition of revenue. Amounts reported in this press release for fiscal 2010 reflect the revised balances.
Accounting for Contingent Consideration Related to the USR Acquisition
The purchase of USR included a provision whereby the former stockholders of USR could earn up to 4,080,000 shares of Smith & Wesson common stock in the event USR achieved established EBITDAS performance targets by December 2010. Accounting pronouncements require that the value of the entire earn-out amount be recorded as a liability as of the transaction date. This earn-out consideration was recorded as a liability on the July 20, 2009 transaction closing date of approximately $27.8 million based on a stock price on that date of $6.86. On August 19, 2010, the company entered into a waiver and amendment to the merger agreement to waive the achievement of the EBITDAS target for the 2010 calendar year as a condition to the issuance of the 4,080,000 earn-out shares, and instead agreed to issue the 4,080,000 shares to the former stockholders of USR on March 18, 2011. Therefore, effective August 19, 2010, this liability was adjusted to the current market price ($3.72 per share, or $15.2 million) and reclassified to equity. During the third quarter of fiscal 2010, the company recorded a change in fair value related to the liability associated with paying the earnout. This decrease in fair value was recorded as a $1.3 million gain in other income during that period.

Reconciliation of U.S. GAAP to Non-GAAP Adjusted EBITDAS
In this press release, a non-GAAP financial measure known as “Adjusted EBITDAS” is presented. From time-to-time, the company considers and uses Adjusted EBITDAS as a supplemental measure of operating performance in order to provide the reader with an improved understanding of underlying performance trends. Adjusted EBITDAS excludes the effects of interest expense, income taxes, depreciation of tangible fixed assets, amortization of intangible assets, stock-based employee compensation expense, impairment charge to goodwill and indefinite lived long-lived intangible assets related to the acquisition of USR, DOJ and SEC investigation costs, and certain other transactions. See the attached “Reconciliation of GAAP Net Income/(Loss) to Adjusted EBITDAS” for a detailed explanation of the amounts excluded and included from net income to arrive at Adjusted EBITDAS for the three-month and nine-month periods ended January 31, 2011. Adjusted or non-GAAP financial measures provide investors and the company with supplemental measures of operating performance and trends that facilitate comparisons between periods before, during, and after certain items that would not otherwise be apparent on a GAAP basis. Adjusted financial measures are not, and should not be viewed as, a substitute for GAAP results. The company’s definition of these adjusted financial measures may differ from similarly named measures used by others.
About Smith & Wesson
Smith & Wesson Holding Corporation (NASDAQ: SWHC) is a U.S.-based, global provider of products and services for safety, security, protection, and sport. The company delivers a broad portfolio of firearms and related training to the military, law enforcement, and sports markets, and designs and constructs facility perimeter security solutions for military and commercial applications. Smith & Wesson companies include Smith & Wesson Corp., the globally recognized manufacturer of quality firearms; Universal Safety Response, Inc., a full-service perimeter security integrator, barrier manufacturer, and installer; and Thompson/Center Arms Company, Inc., a premier designer and manufacturer of premium hunting firearms. Smith & Wesson facilities are located in Massachusetts, Maine, New Hampshire, and Tennessee. For more information on Smith & Wesson and its companies, call (800) 331-0852 or log on to www.smith-wesson.com; www.usrgrab.com; or www.tcarms.com.
Safe Harbor Statement
Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and the company intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements regarding the company’s assessment of the strong consumer demand for its new products, the company’s belief that tax incentives will shorten the payback period of the consolidation of its hunting rifle manufacturing operations, the potential for the company’s strategic rebranding of its perimeter security business to better leverage its globally recognized Smith & Wesson name and reputation as a leader in security and protection, the company’s belief in the strength of the market demand for its firearm products, the company’s assessment of consumer trends toward small firearms, the company’s expectation regarding commencing production and shipment of new firearm products in the fourth fiscal quarter, the company’s belief that innovative new firearm products remain a critical component of the company’s firearm division growth strategy of meeting evolving customer demand and preferences, the company’s belief that there is a trend toward personal protection and concealed carry firearms, the company’s view that its new products were well received at the SHOT Show in January, the company’s outlook for company-wide sales, firearm division sales, and perimeter security division sales for the fourth quarter of fiscal 2011 and full fiscal 2011, the company’s outlook for gross profit margin and operating expenses as a percentage of sales for the fourth quarter of fiscal 2011 and full year fiscal 2011, anticipated expenses during the fourth fiscal quarter related to the Thompson/Center consolidation, and the company’s belief that it has ample liquidity, through cash and available lines of credit, to repay the remaining $30 million of convertible notes that may be put to the company in December 2011. The company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include the demand for the company’s products; the costs and ultimate conclusion of certain legal matters, including the DOJ and SEC matters; the state of the U.S. economy; general economic conditions and consumer spending patterns; speculation surrounding increased gun control, and fears of terrorism and crime; the company’s growth opportunities; the company’s anticipated growth; the ability of the company to increase demand for its products in various markets, including consumer, law enforcement, and military channels, domestically and internationally; the position of the company’s hunting products in the consumer discretionary marketplace and distribution channel; the company’s penetration rates in new and existing markets; the company’s strategies; the ability of the company to introduce new products; the success of new products; the success of the company’s diversification strategy, including the expansion of the company’s markets; the potential for cancellation of orders from the company’s backlog; and other risks detailed from time to time in the company’s reports filed with the SEC, including its Form 10-K Report for the fiscal year ended April 30, 2010.

SMITH & WESSON HOLDING CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME/(LOSS)
(Unaudited)

	For the Three Months Ended:		For the Nine Months Ended:
	(In thousands, except per share data)
	January 31,	January 31,	January 31,	January 31,
	2011	2010	2011	2010
Net product and services sales:
Firearm division	$79,238	$74,734	$240,566	$267,691
Perimeter security division	10,099	16,237	39,976	34,687

Total net product and services sales	89,337	90,971	280,542	302,378
Cost of products and services sold:
Firearm division	59,847	51,910	167,118	177,982
Perimeter security division	7,945	11,735	31,259	25,493

Total cost of products and services sold	67,792	63,645	198,377	203,475

Gross profit	21,545	27,326	82,165	98,903

Operating expenses:
Research and development	1,433	1,166	3,730	3,087
Selling and marketing	9,573	8,703	28,176	24,208
General and administrative	15,135	13,221	45,533	38,159
Impairment of long-lived assets	51,008	—	90,503	—

Total operating expenses	77,149	23,090	167,942	65,454

Income/(loss) from operations	(55,604)	4,236	(85,777)	33,449

Other income/(expense):
Other income/(expense), net	(468)	977	3,778	11,464
Interest income	50	91	196	333
Interest expense	(1,453)	(1,235)	(3,659)	(3,757)

Total other income/(expense), net	(1,871)	(167)	315	8,040

Income/(loss) before income taxes	(57,475)	4,069	(85,462)	41,489
Income tax expense/(benefit)	(4,639)	953	(1,553)	11,645

Net income/(loss)/comprehensive income/(loss)	$(52,836)	$3,116	$(83,909)	$29,844

Weighted average number of common shares outstanding, basic	60,248	59,721	60,086	57,674

Net income/(loss) per share, basic	$(0.88)	$0.05	$(1.40)	$0.52

Weighted average number of common and common equivalent shares outstanding, diluted	60,248	60,413	60,086	64,946

Net income/(loss) per share, diluted	$(0.88)	$0.05	$(1.40)	$0.48

SMITH & WESSON HOLDING CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of:

	January 31, 2011
	(Unaudited)	April 30, 2010
	(In thousands, except par value and share data)
ASSETS
Current assets:
Cash and cash equivalents, including restricted cash of $5,812 on January 31, 2011	$32,594	$39,855
Accounts receivable, net of allowance for doubtful accounts of $1,335 on January 31, 2011 and $811 on April 30, 2010	61,882	73,459
Inventories	56,191	50,725
Other current assets	6,862	4,095
Deferred income taxes	13,792	11,539
Income tax receivable	6,174	5,170

Total current assets	177,495	184,843

Property, plant and equipment, net	56,250	58,718
Intangibles, net	8,859	16,219
Goodwill	—	83,865
Other assets	6,741	5,696

	$249,345	$349,341

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$21,123	$29,258
Accrued expenses	24,836	42,084
Accrued payroll	5,269	9,340
Accrued taxes other than income	2,982	2,529
Accrued profit sharing	2,280	7,199
Accrued product/municipal liability	2,684	2,777
Accrued warranty	3,280	3,765
Current portion of notes payable	30,275	—

Total current liabilities	92,729	96,952

Deferred income taxes	4,004	3,255

Notes payable, net of current portion	50,000	80,000

Other non-current liabilities	9,406	8,557

Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $.001 par value, 20,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.001 par value, 100,000,000 shares authorized, 61,455,321 shares issued and 60,255,321 shares outstanding on January 31, 2011 and 61,122,031 shares issued and 59,922,031 shares outstanding on April 30, 2010	61	61
Additional paid-in capital	185,070	168,532
Accumulated deficit	(85,602)	(1,693)
Accumulated other comprehensive income	73	73
Treasury stock, at cost (1,200,000 common shares)	(6,396)	(6,396)

Total stockholders’ equity	93,206	160,577

	$249,345	$349,341

SMITH & WESSON HOLDING CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME/(LOSS) TO ADJUSTED EBITDAS (Unaudited)

	For the Three Months Ended January 31, 2011:				For the Three Months Ended January 31, 2010:
	GAAP	Adjustments		Adjusted	GAAP	Adjustments		Adjusted
Net product and services sales	$89,337			$89,337	$90,971			$90,971
Cost of products and services sold	67,792	$(3,266	)(2)	64,526	63,645	$(1,999	)(1)	61,646

Gross profit	21,545	3,266		24,811	27,326	1,999		29,325

Operating expenses:
Research and development	1,433	(54	)(2)	1,379	1,166	(21	)(1)	1,145
Selling and marketing	9,573	(77	)(2)	9,496	8,703	(41	)(1)	8,662
General and administrative	15,135	(3,584	)(4)	11,551	13,221	(2,745	)(3)	10,476
Impairment of long-lived assets	51,008	(51,008	)(5)	—	—	—		—

Total operating expenses	77,149	(54,723)		22,426	23,090	(2,807)		20,283

Income/(loss) from operations	(55,604)	57,989		2,385	4,236	4,806		9,042

Other income/(expense):
Other income/(expense), net	(468)	498	(6)	30	977	(988	)(6)	(11)
Interest income	50	—		50	91	—		91
Interest expense	(1,453)	1,453	(7)	—	(1,235)	1,235	(7)	—

Total other income/(expense), net	(1,871)	1,951		80	(167)	247		80

Income/(loss) before income taxes	(57,475)	59,940		2,465	4,069	5,053		9,122
Income tax expense/(benefit)	(4,639)	4,639	(8)	—	953	(953	)(8)	—

Net income/(loss)/comprehensive income/(loss)	$(52,836)	$55,301		$2,465	$3,116	$6,006		$9,122

SMITH & WESSON HOLDING CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP NET INCOME/(LOSS) TO ADJUSTED EBITDAS (Unaudited)

	For the Nine Months Ended January 31, 2011:				For the Nine Months Ended January 31, 2010:
	GAAP	Adjustments		Adjusted	GAAP	Adjustments		Adjusted
Net product and services sales	$280,542			$280,542	$302,378			$302,378
Cost of products and services sold	198,377	$(8,090	)(2)	190,287	203,475	$(6,033	)(1)	197,442

Gross profit	82,165	8,090		90,255	98,903	6,033		104,936

Operating expenses:
Research and development	3,730	(107	)(2)	3,623	3,087	(61	)(1)	3,026
Selling and marketing	28,176	(184	)(2)	27,992	24,208	(127	)(1)	24,081
General and administrative	45,533	(10,374	)(4)	35,159	38,159	(6,154	)(3)	32,005
Impairment of long-lived assets	90,503	(90,503	)(5)	—	—	—		—

Total operating expenses	167,942	(101,168)		66,774	65,454	(6,342)		59,112

Income/(loss) from operations	(85,777)	109,258		23,481	33,449	12,375		45,824

Other income/(expense):
Other income/(expense), net	3,778	(3,679	)(6)	99	11,464	(11,394	)(6)	70
Interest income	196	—		196	333	—		333
Interest expense	(3,659)	3,659	(7)	—	(3,757)	3,757	(7)	—

Total other expense, net	315	(20)		295	8,040	(7,637)		403

Income/(loss) before income taxes	(85,462)	109,238		23,776	41,489	4,738		46,227
Income tax expense/(benefit)	(1,553)	1,553	(8)	—	11,645	(11,645	)(8)	—

Net income/(loss)/comprehensive income/(loss)	$(83,909)	$107,685		$23,776	$29,844	$16,383		$46,227

(1)	To eliminate depreciation and amortization expense.

(2)	To eliminate depreciation, amortization, and severance/relocation costs.

(3)	To eliminate depreciation, amortization, stock-based compensation expense, DOJ/SEC costs, and related profit sharing impacts of DOJ/SEC.

(4)	To eliminate depreciation, amortization, stock-based compensation expense, severance/relocation costs, DOJ/SEC costs, and related profit sharing impacts of DOJ/SEC.

(5)	To eliminate impairment of long-lived assets.

(6)	To eliminate unrealized mark-to-market adjustments on foreign exchange contracts and fair value of contingent consideration liability.

(7)	To eliminate interest expense.

(8)	To eliminate income tax expense.